EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF TRISALUS LIFE SCIENCES, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

This Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Amendment”) is dated as of July 24, 2025.
WHEREAS, the board of directors (the “Board”) of TriSalus Life Sciences, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority granted to it by the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and Section 151 of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Corporation’s preferred stock, consisting of 5,000,000 authorized shares of preferred stock, classified as Series A Convertible Preferred Stock (the “Preferred Stock”), and the Certificate of Designations, Preferences and Rights of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on August 10, 2023 evidencing such terms;
WHEREAS, pursuant to Sections 8(b) and 8(c) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose of the holders of at least a majority of the then-issued and outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such other stockholder approvals, if any, as may then be required pursuant to the DGCL, the Certificate of Incorporation and the Corporation’s By-Laws;
WHEREAS, the Required Holders pursuant to the Certificate of Designations and the DGCL have approved this Amendment on the terms set forth herein; and
WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Corporation and its stockholders.
NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Corporation as of the date first set forth above to amend the terms of the Certificate of Designations as follows:
1. The following definitions are added in alphabetical order to Section 3 (Definitions) of the Certificate of Designations:
“Call Date” has the meaning set forth in Section 7(d)(i).
“Call Notice” has the meaning set forth in Section 7(d)(i).
“Call Option” has the meaning set forth in Section 7(a).
“DTC” means The Depository Trust Company.
“Issued Common Call Shares” has the meaning set forth in Section 7(a).

2. The following definitions in Section 3 (Definitions) are hereby amended and restated to read as follows:
“Conversion Price” means, from and after February 10, 2025, with respect to each share of Preferred Stock, $5.277 per share, as adjusted pursuant to Section 8.
“Threshold Amount” means 19.90% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an applicable Conversion Notice or Call Notice.
3. The following definition is struck from Section 3 (Definitions):
“Initial Conversion Price” means with respect to each share of Preferred Stock, $10.00 per share.
4. Section 4(a)(ii) is hereby amended and restated to read as follows:
(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, subject to Section 4(c), if, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor, on each Annual Dividend Payment Date for the applicable Payment Period or Payment Periods dividends on each outstanding share of Preferred Stock (the “Annual Dividends”) at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the Liquidation Preference per share of Preferred Stock (the “Dividend Rate”), payable in accordance with Section 4(a)(iii) below. Subject to Section 4(c), Annual Dividends shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends and shall be payable annually in arrears, if, as and when so authorized and declared by the Board of Directors, on each Annual Dividend Payment Date, commencing on the first Annual Dividend Payment Date following the Issuance Date of such share. Accrued Dividends, to the extent unpaid, shall in all cases be payable upon a Liquidation pursuant to Section 5, upon a conversion of the Preferred Stock following a Fundamental Transaction pursuant to Section 8(g)(i), or upon any conversion of the Preferred Stock pursuant to Section 6(a)(i), Section 6(a)(ii) or Section 7(a). Annual Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).
5. Section 4(c) is hereby amended and restated to read as follows:
(c) If the Fundamental Transaction Date or Conversion Date or Call Date of any share of Preferred Stock is after an Annual Dividend Payment Record Date for a declared Annual Dividend on the Preferred Stock but occurs on or prior to the next Annual Dividend Payment Date, then the Holder of such share at the Close of Business on such Annual Dividend Payment Record Date will be entitled, notwithstanding the related Fundamental Transaction or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Annual Dividend Payment Date, such declared Annual Dividend on such share. Except as provided in this Section 4(c), Annual Dividends on any share of Preferred Stock will cease to accumulate from and after the Fundamental Transaction Date or Conversion Date or Call Date, as applicable.
6. The following is added as a new Section 7, and the subsequent sections of the Certificate of Designations are renumbered accordingly, with all cross references in the Certificate of Designations also being appropriately adjusted:
Section 7. Right of the Corporation to Call Outstanding Shares
(a) Call Option of Corporation. The Corporation may, at any time and from time to time, call for conversion all or any portion of the outstanding shares of Preferred Stock and convert them into fully paid and non-assessable shares of Common Stock (the “Call Option” and such shares of Common Stock are sometimes referred to hereinafter as the “Issued Common Call Shares”) as hereinafter provided. The Corporation may convert each outstanding share of Preferred Stock for which the Call Option is exercised into such number of fully paid and non-assessable shares of Common Stock equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Call Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon the call of any shares of Preferred Stock. If more than one share of Preferred Stock subject to call is held by the same Holder, the number of full shares of Common Stock issuable upon call thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Call Date on all shares of Preferred Stock so subject for which the Corporation has not otherwise paid such Accrued Dividends. If the call of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the 10-Day VWAP of a share of Common Stock determined on the Call Date.
(c) Partial Call. In the case of any call of only part of the shares of Preferred Stock at the time outstanding, the shares to be called shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares) or by lot. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of Preferred Stock shall be called from time to time. If the Corporation shall have issued certificates for Preferred Stock and fewer than all shares represented by any certificates are called, new certificates shall be issued representing the uncalled shares without charge to the Holders thereof.
(d) Manner of Exercise.
(i) If the Corporation elects to exercise its Call Option, it shall mail a written notice (a “Call Notice”) to each holder of record of the Preferred Stock by first class mail, postage prepaid, to the address indicated for each such holder in accordance with Section 11(d). Any Call Notice mailed in this manner shall be conclusively presumed to have been duly given whether or not actually received, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Preferred Stock designated for call shall not affect the validity of the proceedings for the call of any other shares of Preferred Stock. Notwithstanding the foregoing, if the shares of Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of call may be given to the Holders of Preferred Stock at such time and in any manner permitted by such facility. The Call Notice shall specify (1) the Conversion Price, (2) the date fixed for the exchange of certificates (such date to be not less than ten (10) nor more than sixty (60) days after the date of such notice) (the “Call Date”), (3) the number of shares of Preferred Stock to be called and, if less than all the shares of Preferred Stock held by such Holder are to be called, the number of shares of Preferred Stock to be called from such Holder or the method for determining such number, (4) instructions for the exchange of stock certificates, (5) the amount of Accrued Dividends as of the Call Date and that Accrued Dividends on such shares will cease to accrue on and after the Call Date, and (6) that the Issued Common Call Shares shall be issued in the same name or names in which the shares of Preferred Stock are held by such Holder.
(ii) The Corporation shall instruct the Transfer Agent to update the Register on the Call Date to reflect the shares of Common Stock held by such Holder as a result of the exercise of the Call Option and shall issue and deliver or cause to be issued and delivered to such Holder (A) evidence of such issuance reasonably satisfactory to such Holder and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 7(b). If so required by the Corporation or the Transfer Agent, the Holder shall provide a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent, duly executed by the Holder or its legal representative.
(iii) Until the Call Date with respect to any share of Preferred Stock for which the Corporation has exercised its Call Option has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Annual Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 9.

(e) NASDAQ Conversion Limits; Solicitation of Stockholder Approval. Notwithstanding Section 7(a) of this Certificate of Designations, the Corporation may only exercise its Call Option with respect to a given Holder, and thereafter issue shares of Common Stock to such Holder upon conversion of the applicable called Preferred Stock to the extent (and only to the extent) that such conversion would not result in a given Holder (including its predecessors-in-interest) beneficially owning a number of shares of Common Stock in excess of the applicable Threshold Amount, unless such excess ownership has been approved by the Corporation’s stockholders (including at any special meeting of the Corporation’s stockholders) in accordance with the stockholder approval requirements of NASDAQ Marketplace Rule 5635 (or any equivalent rule or requirement of the applicable exchange or automated quotation system on which the Common Stock is then listed or quoted).
7. Former Section 7(a)(iv) (Adjustments to Conversion Price—Automatic Adjustment Upon Reset Dates) is struck.
8. Former Section 7(d) (Adjustments to Conversion Price—Rounding of Calculations; Minimum Adjustments) is hereby amended and restated to read as follows:
(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 8(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date or Call Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this 24th day of July, 2025.

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Mary Szela
Name:	Mary Szela
Title:	Chief Executive Officer and President